Exhibit 99.1

Hertz Announces $2.0 Billion Share Repurchase Program

ESTERO, Fla., Nov. 29, 2021 /PRNewswire/ -- Hertz Global Holdings, Inc. (NASDAQ: HTZ) ("Hertz" or the "Company") today announced that its Board of Directors has authorized a share repurchase program of up to $2.0 billion of the Company's outstanding common stock.

The repurchase program is effective immediately and will initially comprise the remaining $200 million that was authorized for repurchase at the time of the Company’s offering and listing on NASDAQ. Hertz will be able to pursue the balance of the authorized amount upon completion of its previously disclosed tender offer and consent solicitation with respect to its outstanding Series A Preferred Stock, so long as holders of a majority of the Series A Preferred Stock tender such shares in the tender offer or deliver consents to certain amendments to the Series A Preferred Stock . Investment funds, accounts and other entities owned (in whole or in part), controlled, managed or advised by Apollo Capital Management, L.P. and its affiliates (collectively, "Apollo"), as holders of a majority of the outstanding Series A Preferred Stock, have agreed on the terms and subject to the conditions contained in an agreement between Hertz and Apollo to tender in the offer their shares referred to therein and to consent to the such amendment effective upon the completion of the tender offer.

The repurchase program allows for ongoing and profitable investment in the business while utilizing moderate balance sheet leverage and facilitating opportunistic share repurchases. The Company currently intends to maintain Net Corporate Leverage1 of no more than 1.5x.

Repurchases will be made at management's discretion through a variety of methods, such as open-market transactions (including pre-set trading plans), privately negotiated transactions, accelerated share repurchases, and other transactions in accordance with applicable securities laws. The program has no time limit. The share repurchase authorization does not obligate the Company to acquire any particular amount of common stock and can be discontinued at any time.  There can be no assurance as to the timing or number of shares of any repurchases.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this release include “forward-looking statements” within the meaning of applicable securities laws and regulations. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on the Company’s current views with respect to future events and the timing of the tender offer. These forward-looking statements are subject to a number of risks and uncertainties including prevailing market conditions, as well as other factors. Forward-looking statements represent the Company’s estimates and assumptions only as of the date that they were made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

1 Net Corporate Leverage is calculated as ratio of outstanding Non-vehicle Debt, excluding Term Loan C and the related Restricted Cash that collateralizes Term Loan C obligations, Net of Unrestricted Cash to Adjusted EBITDA for the trailing four fiscal quarters.

CONTACT: mediarelations@hertz.com; investorrelations@hertz.com